Exhibit 10.26(c)

PROGRAM AGREEMENT

FOR

MHI/CARLYLE HOTEL INVESTMENT PROGRAM I, L.L.C.

AND

MHI/CARLYLE HOTEL LESSEE PROGRAM I, L.L.C.

Dated as of April 26, 2007

PROGRAM AGREEMENT

THIS PROGRAM AGREEMENT is made and entered into as of April 26, 2007 (the “Effective Date”) by and among CRP/MHI HOLDINGS, L.L.C., a Delaware limited liability company (“Carlyle”), MHI HOTEL INVESTMENTS HOLDINGS LLC, a Delaware limited liability company (“MHI”), MHI Hospitality TRS II, LLC, a Delaware limited liability company (“MHI TRS”) MHI/CARLYLE HOTEL INVESTMENT PROGRAM I, L.L.C., a Delaware limited liability company (the “Company”) and MHI/Carlyle Lessee Program I, L.L.C., a Delaware limited liability company (the “Lessee”).

W I T N E S S E T H :

WHEREAS, MHI and Carlyle desire to jointly acquire, own, develop, redevelop, construct, operate and sell primarily small independent hotel assets or hotel portfolios with value-added potential through the Company and a series of separate Ventures (defined below) owned directly and indirectly by the Company, MHI and Carlyle and leased to a subsidiary of Lessee, upon and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Whenever used in this Agreement, including the Recitals, in addition to the terms defined in the preamble, the following terms have the meanings assigned below:

“Affiliate” shall have the meaning ascribed to it in the Operating Agreement.

“Agreement” shall mean this Program Agreement, as amended, modified, supplemented or restated from time to time.

“Asset Management Agreement” shall have the meaning ascribed to such term in Section 3.4 of this Agreement.

“Assignment of Hotel Purchase Contract” shall mean, with respect to a particular Site, an Assignment and Assumption Agreement assigning the applicable Hotel Purchase Contract from MHI or one of its Affiliates to a Venture in the form and substance of Exhibit G attached hereto.

“Business Plan” shall mean, with respect to a particular Site, a business plan for the Project on the Site in substantially the form attached to this Agreement as Exhibit E. The Business Plan shall include, inter alia, (x) a projected sale price for the Project, (y) the projected Internal Rate of Return to be realized by the Company upon the sale of the Project, and (z) the projected equity multiple to be received by the Company. Each of (x), (y) and (z) described in the preceding sentence shall be determined based upon a minimum holding period for the Project of no less than one (1) year.

“Capital Commitments” shall have the meaning set forth in Section 2.2(b).

“Capital Improvement Budget” shall have the meaning set forth in Exhibit F.

“Carlyle” shall have the meaning set forth in the Preamble to this Agreement.

“Carlyle Capital Commitment” shall have the meaning set forth in Section 2.2(b).

“Closing” shall mean, with respect to a particular Venture, the formation of such Venture and contribution by MHI and Carlyle of the capital contributions required for the acquisition of the Selected Site to be developed or redeveloped as a Project by such Venture in accordance with Article 5.

“Closing Date” shall have the meaning set forth in Section 5.1.

“Company” shall have the meaning set forth in Section 2.1.

“Conditional Approval” shall have the meaning set forth in Section 2.5(a).

“Construction Cost Overruns” shall have the meaning ascribed to it in the Operating Agreement.

“Construction Cost Overrun Contributions” shall have the meaning ascribed to it in the Operating Agreement.

“Deposits” shall have the meaning set forth in Section 2.7.

“Development Approvals” means, with respect to a particular Site, the Development Permit Approvals and the Other Development Approvals.

“Development Permit Approvals” means the subdivision plat, site development permit, grading permit, condominium plan, building permit and all other approvals, development rights, condominium rights, air rights, sewer or wastewater capacity rights, utility tap rights, entitlements, licenses, permits, applications, authorizations, and variances (including all plans, drawings, specifications, surveys, reports and any and all other materials submitted and approved as a part of same) currently existing or required to be obtained by the Company from the appropriate governmental authorities and agencies in order to effectuate the overall contemplated development, construction and completion of the applicable Project in accordance with the Plans therefore, and including, all conditions, limitations, and requirements contained in any such governmental permit or authorization that has been obtained. A true, correct and complete list of the foregoing Development Permit Approvals, with a designation noting either that such Development Permit Approval has been obtained or when it is likely to be obtained, will be set forth in the Investment Package delivered to Carlyle (which schedule shall be updated by MHI from time to time in order to maintain the accuracy of such schedule, and which schedule will be included in the Business Plan for such Project) for each proposed Project.

“Development Restrictions” means, with respect to a particular Site, all of the Development Approvals, the Use Restrictions and the Restrictive Covenants.

“Effective Date” shall have the meaning set forth in the Preamble to this Agreement.

“Environmental Law” shall mean any law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization

Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superfund” or “Superlien” law (including those already referenced in this definition) and any other federal, state or local law having a similar subject matter.

“Environmental Studies” shall have the meaning set forth in Exhibit F.

“Hazardous Substance” shall mean any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined pursuant to any applicable Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance or pollutant pursuant to any applicable Environmental Law.

“Hotel Purchase Contract” shall mean a purchase and sale agreement between MHI or an Affiliate of MHI, and the owner of a Site concerning the acquisition of such Site.

“Improvements” shall mean, with respect to each Selected Site, all buildings and other improvements located or to be constructed, installed or improved on the Selected Site and described in the Investment Package with respect to the Selected Site, including, without limitation, all structural and mechanical improvements included therein, tenant improvements, recreational improvements, interior finishes, fixtures, furniture, equipment and site improvements, landscaping, paved walkways, driveways, access points, and parking lots and garages.

“Investment Period” shall mean the period commencing on the date of this Agreement and continuing until the earlier to occur of (w) thirty-six (36) months after the first day of the calendar month immediately following the execution of this Agreement, (x) the date on which the Second Company has been established, (y) the termination of this Agreement as set forth below and (z) the date on which the MHI Member is removed as the Managing Member of the Company pursuant to the Operating Agreement.

“Investment Package” shall have the meaning set forth in Section 2.5(a).

“Lease Agreement” shall mean that certain Lease Agreement by and between the applicable Venture and the applicable Venture Lessee entered into on the applicable Closing Date.

“Lessee” shall have the meaning set forth in the Preamble to this Agreement.

“Lessee Operating Agreement” shall have the meaning set forth in Section 2.1.

“Material Business Agreements” means, individually and collectively, with respect to the Company, the Lessee or any given Venture, any Hotel Purchase Contract, any Lease Agreement, any loan documents in connection with a financing entered into by the Company or the applicable Venture, any Property Management Agreement, any Asset Management Agreement, any Development Permit Agreements, any construction contracts, and each other contract, agreement, understanding or obligation of the Company, the Lessee or such Venture that is material to the development and operation of the applicable Project or the breach of which by the Company, the Lessee or such Venture would or is reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company, the Lessee or such Venture or Project. For the purposes of this definition, (x) a contract, agreement, understanding or obligation which is “material to the development and operation of the applicable Project” is one that has a value or effect on the Company, the Lessee or Venture in excess of $50,000 or has a term in excess of one year that cannot be earlier terminated without a penalty in excess of 5% of the contract amount being incurred, and (y) a “material adverse effect” is one that results or is likely to result in a loss, damage or liability of the Venture, the Company or the applicable Series of the Company in excess of $250,000 or otherwise would result in a line item on the Capital Improvements Budget or the Operating Budget for a Project being exceeded. In addition, for purposes of this definition, a series of related contracts with the same vendor shall be treated as one contract in determining whether the monetary threshold has been exceeded.

“MHI” shall have the meaning set forth in the Preamble to this Agreement.

“MHI Capital Commitment” shall have the meaning set forth in Section 2.2(a).

“MHI Management Fee” means the management fee payable to the MHI Property Manager under any Property Management Agreement in the amount of (i) with respect to the first (1st) year of the term of such Property Management Agreement, two percent (2%) of Operating Revenues, (ii) with respect to the second (2nd) year of the term of such Property Management Agreement, two and one-half percent (2.5%) of Operating Revenues and (iii) thereafter, three percent (3%) Operating Revenues.

“MHI Property Manager” shall mean MHI Hotels Services, LLC, a Virginia limited liability company, or an Affiliate of MHI approved by Carlyle in its reasonable discretion, and its successors and assigns as permitted under the applicable Property Management Agreement.

“MHI TRS” shall have the meaning set forth in the Preamble to this Agreement.

“Operating Agreement” shall have the meaning set forth in Section 2.1.

“Operating Revenues” shall have the meaning ascribed to it in the Lessee Operating Agreement.

“Operating Shortfall Contributions” shall have the meaning set forth in the Lessee Operating Agreement.

“Operating Shortfalls” shall have the meaning set forth in the Lessee Operating Agreement.

“Other Development Approvals” means any and all approvals, consents and authorizations, if any, required to be obtained by the Company, the Lessee or the applicable Venture under the terms and conditions of any of the Material Business Agreements or Restrictive Covenants in order to effectuate the overall contemplated development, construction and completion of the applicable Project in accordance with the Plans therefore, and including, all conditions, limitations, and requirements contained in any such approval, consent or authorization that has been obtained.

“Permitted Exceptions” shall mean, with respect to a particular Site, (i) real estate taxes that are not yet due and payable, (ii) easements for utilities serving the applicable Project, and (iii) such other matters as shall be approved by Carlyle in its sole, but reasonable, discretion.

“Perseus Realty Capital” shall mean Perseus Realty Capital LLC.

“Person” shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity.

“Plans” shall have the meaning ascribed to it in the Operating Agreement.

“Preliminary Package” shall have the meaning set forth in Section 2.5(a).

“Primary Competitive Set” shall refer to the comparable hotels and other lodging establishments within the geographic market of a given Project as determined by Smith Travel Research or if Smith Travel Research no longer publishes information regarding the hospitality industry, a comparable source of market data.

“Project” means a hotel asset offered to the Company pursuant to Section 2.3(a) to be acquired, developed, redeveloped, renovated, repositioned, operated and/or sold by a Venture, and shall include the Selected Site and all Improvements and related personal property comprising such hotel asset.

“Project Approval” shall have the meaning set forth in Section 2.5.

“Project Contractor” shall mean, with respect to a particular Selected Site, the general contractor engaged by MHI or an Affiliate of MHI or the Venture with the approval of Carlyle for the construction or reconditioning of the Improvements at the relevant Selected Site.

“Project Loan” shall have the meaning ascribed to it in the Operating Agreement.

“Project Operating Budget” shall have the meaning ascribed to such term in the Operating Agreement.

“Property Management Agreement” shall mean, with respect to a particular Selected Site, the property management agreement to be executed by the Lessee and the Property Manager providing for the management and operation of the relevant Project, in substantially the form of Exhibit B if the Property Manager is a MHI Property Manager, or on a form approved by Carlyle and MHI (subject to Section 4.1 of the Operating Agreement) if the Property Manager is a Third-Party Property Manager. The Property Management Agreement shall provide among other things, that the Property Manager shall receive a property management fee equal to the MHI Management Fee (which shall be payable on a monthly basis) if the Property Manager is a MHI Property Manager or competitive market rates if a Third-Party Property Manager unless otherwise approved by Carlyle with respect to any Third-Party Property Manager.

“Property Manager” shall mean (i) the MHI Property Manager or (ii) a Third-Party Property Manager, as the case may be.

“Restrictive Covenants” means all covenants, conditions, restrictions on use, easements, equitable servitudes and other similar nongovernmental encumbrances in existence and binding on or benefiting a particular Project and which impose a burden or otherwise have an impact on the development or use of such Project.

“ROFO Project” shall mean any Project which meets the parameters set out in Exhibit C attached hereto.

“Second Company” shall have the meaning set forth in Section 2.3(b).

“Selected Site” shall mean any Site for which the parties choose to cause the Company to form a Venture to develop, redevelop, renovate, reposition or operate a Project.

“Site” shall mean a parcel or parcels of real property suitable for development, redevelopment, renovation or repositioning as a Project.

“Survey” shall have the meaning set forth in Exhibit F.

“Third-Party Property Manager” shall mean any hotel management company selected by MHI and Carlyle (unless the Third-Party Property Manager is replacing the MHI Property Manager as a result of a default under the Property Management Agreement or under the Operating Agreement in which case such Third-Party Property Manager shall be selected at the sole discretion of Carlyle).

“Title Commitment” shall have the meaning set forth in Exhibit F.

“Title Company” shall have the meaning set forth in Section 5.2.

“Title Policy” shall have the meaning set forth in Section 5.2.

“Transaction Documents” shall mean, with respect to a particular Venture, this Agreement, the Venture Documents for such Venture and such other agreements between the Venture and MHI or its Affiliates as shall be entered into at the Closing for such Venture.

“Use Restrictions” means all zoning, subdivision, building, safety, traffic or similar laws, ordinances, codes or regulations in existence and applicable to a particular Project to the extent not modified by the Development Permit Approvals, and which impose a burden or otherwise have an impact on the development or use of such Project.

“Venture” shall mean a limited liability company formed by the Company pursuant to this Agreement for the purpose of acquiring, owning, developing, redeveloping, renovating, repositioning and selling a Project, which limited liability company shall be governed by a Venture Agreement.

“Venture Lessee” shall mean a limited liability company formed by Lessee for the purpose of leasing and operating a Project, which limited liability company shall be governed by a Venture Agreement.

“Venture Agreements” shall mean collectively the certificates of formation and the limited liability company operating agreements for the Venture and the Venture Lessee in the form approved by (i) with respect to each Venture, Carlyle and MHI and (ii) with respect to each Venture Lessee, Carlyle and MHI TRS.

“Venture Documents” shall mean, with respect to a particular Venture, the Venture Agreements, the Property Management Agreement (if the Property Manager is the MHI Property Manager), the Asset Management Agreement, the Lease Agreement, the loan documents for the Project Loan and all other material agreements relating to such Venture.

“Zoning Evidence” shall have the meaning set forth in Exhibit F.

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the term “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any reference to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder,” “hereof,”

“hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE 2

FORMATION OF COMPANY AND VENTURES

2.1 Formation of the Company and Ventures. Concurrently with the execution of this Agreement (i) MHI and Carlyle are entering into that certain Limited Liability Company Operating Agreement of MHI/Carlyle Hotel Investment Program I, L.L.C. (the “Operating Agreement”) and the company formed thereby (the “Company”) may from time to time form separate Ventures with Affiliates of its Members (as defined in the Operating Agreement) for the purposes of acquiring, owning, developing, redeveloping, constructing and selling a Project at each of the Selected Sites and (ii) MHI TRS and Carlyle are entering into that certain Limited Liability Company Operating Agreement of MHI/Carlyle Hotel Lease Program I, L.L.C. (the “Lessee Operating Agreement”) and the company formed thereby (the “Lessee”) may from time to time form separate Venture Lessees with Affiliates of its Members (as defined in the Lessee Operating Agreement) for purposes of leasing and operating Projects from each Venture. MHI, MHI TRS and Carlyle shall be guided by the provisions of this Agreement in causing the Company and Lessee to form any such Ventures and Venture Lessees. It is the parties’ intention that each Venture be capitalized with 65-75% debt (with an anticipated average of 70% debt across the portfolio of Projects) and at least 25%-35% equity or as otherwise provided in the Capital Improvement Budget proposed by MHI and approved by Carlyle.

2.2 Capital Commitments of MHI and Carlyle.

(a) MHI Capital Commitment. During the Investment Period and upon the approval of a Selected Site by Carlyle pursuant to Section 2.5(b), MHI and MHI TRS shall be obligated to fund to the Company and the Lessee, respectively, an amount, which amount shall be determined in its sole discretion, of between ten percent (10%) and twenty-five percent (25%) of the budgeted equity to be contributed by the Company to the Venture and by the Lessee to the Venture Lessee formed for the Project relating to such Selected Site at such times and in such manner as provided in the Operating Agreement and the Lessee Operating Agreement for the capitalization of such Project (with respect to each Project, the “MHI Capital Commitment”). In the event MHI is contributing the Selected Site to the applicable Venture within six months of MHI’s acquisition of such Selected Site, such contribution shall be valued at MHI’s cost basis in such asset and MHI shall provide Carlyle with evidence reasonably satisfactory to Carlyle substantiating such cost basis. In the event MHI is contributing the Selected Site to the applicable Venture and the Selected Site was acquired by MHI more than six months prior to the date of contribution, the contribution shall be valued at the fair market value of the Selected Site as determined by MHI and Carlyle.

(b) Carlyle Capital Commitment. Except as set forth in Section 2.2(c) hereof or as otherwise agreed by MHI, MHI TRS and Carlyle, the aggregate equity funding commitment of Carlyle to the Company and the Lessee (the “Carlyle Aggregate Capital Commitment”) shall not exceed One Hundred Million Dollars ($100,000,000) in the aggregate; provided, however, that Carlyle may, in its sole election, agree to fund equity to the Company in excess of the Carlyle Aggregate Capital Commitment. Upon the approval of a Selected Site by Carlyle pursuant to Section 2.5(b), Carlyle shall be obligated to fund to the Company and the Lessee an amount of up to ninety percent (90%) of the budgeted equity to be contributed by the Company and the Lessee to the Venture, and Venture Lessee formed for the Project relating to such Selected Site at such times and in such manner as provided in the Operating Agreement for the capitalization of such Project (the “Carlyle Capital Commitment”; and together with the MHI Capital Commitment, the “Capital Commitments”).

(c) Cost Overruns. The Capital Commitments of MHI, MHI TRS and Carlyle with respect to each Venture and Venture Lessee, together with the proceeds of the Project Loan obtained by such Venture and/or Venture Lessee, are intended to cover all costs in connection with acquiring, owning, developing, redeveloping, renovating, repositioning, operating and selling a particular Project. Notwithstanding the foregoing, if a Venture incurs Construction Cost Overruns, the Construction Cost Overrun Contributions shall be funded and paid by MHI and Carlyle to the Company and applicable Series in order for the Venture corresponding to such Series to pay for any Construction Cost Overruns with respect to its Project as provided in Section 6.3 of the Operating Agreement and if a Venture Lessee incurs Operating Shortfalls, the Operating Shortfall Contributions shall be funded and paid by MHI TRS and Carlyle, to the Venture Lessee and applicable Series in order for the Venture Lessee corresponding to such Series to pay for any Operating Cost Shortfalls as provided in Section 6.3 of the Lessee Operating Agreement. The amount of any such Construction Cost Overrun Contributions and Operating Shortfall Contributions made by Carlyle shall be deemed to be a part of the Carlyle Aggregate Capital Commitment; provided that, subject to the provisions of Section 6.3 of the Operating Agreement or Lessee Operating Agreement, as applicable, Carlyle and MHI, or MHI TRS, as the case may be, each shall be required to fund its share of Construction Cost Overruns or Operating Shortfalls even if such funding would exceed the amount of their respective Capital Commitments or, in the case of Carlyle, the Carlyle Aggregate Capital Commitment.

2.3 Sourcing Agreement.

(a) Right of First Offer. MHI agrees that, during the Investment Period, it will offer (and will cause each of its Affiliates to offer) to the Company the first right to acquire, own, develop, redevelop, renovate and/or reposition any ROFO Project in accordance with the procedure set forth in Sections 2.4 and 2.5 hereof.

(b) Second Company. Following the Investment Period and provided that Carlyle has funded the entire Carlyle Aggregate Capital Commitment to the Company and or the Lessee (or the remaining Carlyle Aggregate Capital Commitment is not sufficient to enable the Company and the Lessee to capitalize the next ROFO Project approved by Carlyle), then Carlyle, MHI and MHI TRS, by mutual election, shall have the option to form a new venture (the “Second Company”) on substantially the same terms and conditions as the Company and the Lessee. The Second Company shall not be aggregated with the Company and the Lessee for any purposes, including, without limitation, the distribution waterfalls set forth in Article 7 of the Operating Agreement.

2.4 [Intentionally Omitted.]

2.5 Review of Documentation by Carlyle.

(a) Preliminary Approval. With respect to each proposed Venture relating to a ROFO Project, MHI will provide to Carlyle (i) a Project description; (ii) historical financial statements, if available, for the Project; (iii) a report from Smith Travel Research comparing occupancy rates and average daily rates for the Primary Competitive Set; (iv) a Business Plan for the Project and (iv) a preliminary pro forma Project Operating Budget (collectively, the “Preliminary Package”). After review of the Preliminary Package, but in no event later than ten (10) business days after receipt of a materially complete Preliminary Package, Carlyle shall notify MHI in writing (i) that it conditionally approves the acquisition of the proposed Site described in the Preliminary Package as a selected Site, subject to Carlyle’s review of a materially complete Investment Package and its approval of the Project pursuant to Section 2.5(b) below (the “Conditional Approval”) or (y) it does not approve the acquisition of such proposed Site. In the event Carlyle has granted MHI its Conditional Approval of a Site, MHI shall, as soon as such documents that are available to MHI, provide to Carlyle for review the documents scheduled in Exhibit F with respect to the proposed Project together with such other information as Carlyle may reasonably request (collectively, the “Investment Package”).

(b) Final Approval of Sites. After review of the Investment Package, but in no event later than ten (10) business days after receipt of a materially complete Investment Package, Carlyle shall notify MHI in writing that (x) it approves the acquisition of the proposed Site described in the Investment Package as a Selected Site pursuant to the terms of the Investment Package (“Project Approval”) or (y) it does not approve the acquisition of such proposed Site. In the event that Carlyle has notified MHI that it has granted Project Approval of the acquisition of a Selected Site, then, subject to Article 4, MHI and Carlyle shall proceed with the Closing of the acquisition of the Selected Site.

(c) Acquisition by MHI. If Carlyle declines or fails to approve a proposed Site described in a Preliminary Package or an Investment Package pursuant to Section 2.5(a) or (b) above, then subject to the restrictions set forth in Section 4.13 of the Operating Agreement and so long as MHI shall be able to comply with Section 4.1(d)(1) of the Operating Agreement, MHI shall be free to pursue the acquisition of such Site and ROFO Project related thereto for its own account or with a third party; provided, however, that if there is any material change in any material term of such transaction (including without limitation (x) the projected cost of the Project, or (y) the projected income from the ownership and operation of such Site, or (z) the availability of any required approvals for the Project, then the Project proposed for such Site shall again be deemed to be a ROFO Project, MHI shall again offer the Company the opportunity to acquire, own, develop, redevelop, renovate, reposition, lease and/or operate such ROFO Project as provided in Sections 2.3, 2.4 and 2.5 hereof. Carlyle’s disapproval of any Site and ROFO Project shall in no event limit or impair the rights and obligations of the parties under this Agreement with respect to any other Site and ROFO Project, including without limitation Section 2.3 hereof.

(d) Investment Period; Term. MHI’s obligation to offer the Company the opportunity to acquire, own, develop, redevelop, renovate, reposition, lease and/or operate new ROFO Projects shall terminate with respect to the Company upon the expiration of the Investment Period. This Agreement shall terminate upon the liquidation and dissolution of the Company, the Lessee, each of the Ventures in which the Company is a member and each of the Venture Lessees in which the Lessee is a member.

2.6 Brokers. MHI and Carlyle each represents to the other that no broker or finder other than Perseus Realty Capital acted in connection with the introduction of Carlyle to MHI or any of their respective Affiliates, this Agreement, the Operating Agreement or the contemplated hotel investment program. MHI and Carlyle agree to indemnify, defend and hold the other harmless from and against any claims for commissions or finder’s fees made by or payments due to any broker, agent or finder other than Perseus Realty Capital with whom such party may have dealt in connection with such hotel investment program, this Agreement or the Operating Agreement. The provisions of this Section 2.6 shall survive the termination of this Agreement. Perseus Realty Capital shall be paid a commission by the Company pursuant to the terms of that certain letter agreement between MHI Hospitality Corporation and Perseus Realty Capital dated September 25, 2006. Any broker or finder which MHI desires to engage on behalf of the Company to identify potential Projects shall be subject to Carlyle’s prior written approval including the terms of any agreement with such broker or finder relating thereto. In the event Carlyle approves the engagement of a broker or finder on behalf of the Company, the Company or associated Venture will be required to fund any fees or expenses in connection therewith to the extent they become due and payable under the terms of such agreement.

2.7 Earnest Money Deposits.

(a) Once a Project receives Project Approval (other than Projects which are contributed by MHI directly to a Venture), MHI and Carlyle will each fund Initial Capital Contributions to the Company in the amount of all earnest money deposits (together with all earnings thereon, the “Deposits”) required for such proposed Project based on MHI’s and Carlyle’s respective percentage share of the total Capital Commitments for such Project (as set forth on the Capital Improvements Budget).

(b) Upon Closing on the subject Selected Site, or if Carlyle declines to proceed with that proposed Project (in accordance with Section 2.7(c) below), or the Closing does not occur for any other reason, the Deposits paid by each of Carlyle and MHI (to the extent not returned to Carlyle and MHI) will continue to be treated as Initial Capital Contributions to the Company.

(c) Carlyle may elect at any time on behalf of the Venture not to proceed with the proposed Project for any reason prior to such Deposits becoming non-refundable or at any time thereafter due to an event which gives the purchaser under the purchase contract for the applicable Site the right to terminate such purchase contract (the exercise of such right is hereinafter referred to as a “Termination Event”).

(d) If after a Termination Event, MHI or one of its Affiliates ultimately proceeds with the acquisition of such Site and is permitted to do so under the terms of this Agreement and the other Transaction Documents, then the Venture shall be entitled to a return of its Deposit money from MHI (if such Deposit money has not been previously returned), which amount will be immediately distributed to each of Carlyle and MHI in the same proportion as each funded such Deposits.

ARTICLE 3

COVENANTS OF THE PARTIES

3.1 Implementing Agreement. Each of MHI, MHI TRS and Carlyle shall take all commercially reasonable actions required to fulfill their respective obligations to one another hereunder and shall otherwise use their respective commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.

3.2 Access to Information and Employees. Upon the request of Carlyle, MHI shall give Carlyle and its representatives reasonable access to any and all information in its possession relating to each of the proposed Sites and proposed Projects that are the subject matter of this Agreement and shall make available (by telephone) to Carlyle and its representatives those of its officers, employees and representatives as Carlyle and its representatives shall reasonably request for the purpose of allowing Carlyle to determine whether or not to participate in the development of a particular Selected Site and Project.

3.3 Informational Meetings. MHI agrees to hold weekly conference calls and regular monthly meetings with Carlyle, and special meetings with Carlyle at reasonable times and upon reasonable notice from Carlyle, to review and discuss the status of Selected Sites and/or proposed Sites for the development and operation of a Project and such other matters as Carlyle may from time to time request to be included on the agenda of each such meeting or conference call. Such meetings may be held in person at the principal offices of MHI or by telephone unless the parties otherwise agree, and shall include as participants such representatives of MHI as Carlyle may reasonably request. Carlyle may designate any one or more representatives to attend such meetings.

3.4 Asset Management. MHI, MHI TRS and Carlyle agree that each Venture shall enter into an asset management agreement with MHI TRS or an Affiliate of MHI approved by Carlyle in its reasonable discretion (the “MHI Asset Manager”) in form and substance substantially similar to Exhibit H attached hereto (the “Asset Management Agreement”). In connection therewith, the MHI Asset Manager shall receive an annual asset management fee in the amount of one and one-half percent (1.5%) of Operating Revenues (as defined in the Lessee Operating Agreement) of each such Venture Lessee, payable quarterly in arrears. Notwithstanding, the foregoing, no Asset Management Agreement will be entered into in connection with a Project that is managed by a Third-Party Manager due to a Default Trigger Event under the Operating Agreement.

3.5 Property Management. MHI, MHI TRS and Carlyle agree that each Venture Lessee shall enter into an Property Management Agreement with the MHI Property Manager unless MHI identifies a Third-Party Property Manager in the Investment Package and Carlyle approves such Third-Party Property Manager in which case, upon the purchase of the Site, the Company shall enter into a Property Management Agreement with such Third-Party Property Manager.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligations of Carlyle. Without limiting the scope of all conditions to be satisfied prior to Carlyle consummating a Closing with respect to a Venture, each of the following conditions shall have been satisfied to the reasonable satisfaction of, or waived by, Carlyle prior thereto:

(a)(i) MHI shall have complied in all material respects with all of its obligations and covenants under this Agreement and the Operating Agreement required to be performed by it on or before the applicable Closing Date and (ii) MHI TRS shall have complied in all material respects with all of its obligations and covenants under this Agreement and the Lessee Operating Agreement required to be performed by it on or before the applicable Closing Date.

(b) All of the representations and warranties of MHI and MHI TRS hereunder shall be true, correct and complete in all material respects on and as of the applicable Closing Date as if made on the applicable Closing Date.

(c) MHI shall have delivered all of the documents contemplated to be delivered by it pursuant to Section 5.2, all in form and substance reasonably satisfactory to Carlyle and all of the representations and warranties set forth in the Hotel Purchase Contract and in any of the other documents referenced therein shall be true and correct and all of the conditions precedent set forth in the Hotel Purchase Contract and in such other documents shall have been satisfied unless waived by Carlyle in its sole discretion.

(d) No order of any court or administrative agency shall be in effect that restrains or prohibits any of the transactions contemplated by the applicable Transaction Documents, and no suit, action, inquiry, investigation or proceeding shall have been instituted by any Person seeking to restrain or prohibit the proposed Project, or change the terms of or obtain other relief in connection with the applicable Transaction Documents, and no material adverse change in the facts and circumstances surrounding the proposed Project shall have occurred, which in the sole judgment of Carlyle makes it inadvisable to proceed with the consummation of such transactions.

(e) No Hazardous Substance shall exist or be known to exist on under or about the applicable Selected Site except to the extent such Hazardous Substance was reflected in the Environmental Studies received by Carlyle with respect to such Selected Site and Carlyle did not object to or further investigate such Hazardous Substance.

(f) The Project Loan for such Venture shall close and fund on the applicable Closing Date with no less than the amount of debt proceeds required for Closing pursuant to the Capital Investment Budget.

4.2 Conditions Precedent to the Obligations of MHI. Without limiting the scope of all conditions to be satisfied prior to MHI consummating a Closing with respect to a Venture, each of the following conditions shall have been satisfied to the reasonable satisfaction of, or waived by, MHI prior thereto:

(a) Carlyle shall have complied in all material respects with all of its obligations and covenants under this Agreement and the Operating Agreement required to be performed by it on or before the applicable Closing Date.

(b) All of the representations and warranties of Carlyle hereunder shall be true, correct and complete in all material respects on and as of the applicable Closing Date as if made on the applicable Closing Date.

(c) Carlyle shall have delivered all of the documents contemplated to be delivered by it pursuant to Section 5.3 all in form and substance reasonably satisfactory to MHI and all of the representations and warranties set forth in the Hotel Purchase Contract and in any of the other documents referenced therein shall be true and correct and all of the conditions precedent set forth in the Hotel Purchase Contract and in such other documents shall have been satisfied unless waived by MHI in its sole discretion.

(d) No order of any court or administrative agency shall be in effect that restrains or prohibits any of the transactions contemplated by the applicable Transaction Documents, and no suit, action, inquiry, investigation or proceeding shall have been instituted by any Person seeking to restrain or prohibit the proposed Project, or change the terms of or obtain other relief in connection with the applicable Transaction Documents, and no material adverse change in the facts and circumstances surrounding the proposed Project shall have occurred, on the basis of which MHI has determined in its sole discretion not to proceed with the consummation of such transactions.

(e) No Hazardous Substance shall exist or be known to exist on under or about the applicable Selected Site except to the extent such Hazardous Substance was reflected in the Environmental Studies received by Carlyle with respect to such Selected Site and Carlyle did not object to or further investigate such Hazardous Substance.

(f) The Project Loan for such Venture shall close and fund on the applicable Closing Date with no less than the amount of debt proceeds required for Closing pursuant to the Capital Investment Budget.

ARTICLE 5

CLOSING

5.1 Closing. Each Closing shall take place at such location and on the date on which the Venture to be formed is required to acquire the Selected Site under the applicable Hotel Purchase Contract, or on such other day or at such other place as MHI and Carlyle shall agree (each such date being hereinafter referred to as a “Closing Date”).

5.2 Deliveries by MHI. Without limiting the scope of the documents and agreements to be delivered by MHI at or prior to each Closing, MHI will deliver the following at or prior to the Closing:

(a) An Assignment of Hotel Purchase Contract to the Venture or the Company, executed by MHI and/or an Affiliate thereof as the correct existing purchaser(s) under the Hotel Purchase Contract and any consent required from the seller thereunder in connection therewith.

(b) A final Survey of the Site, and an Owner’s Policy of Title Insurance or marked-up Title Commitment (with policy to follow thereafter), including, without limitation, the following endorsements, to the extent available: owner’s comprehensive, survey, zoning 3.1 with parking and loading, access, separate tax lot, subdivision, non-imputation (if applicable and available) and such other endorsements as Carlyle or MHI may reasonably require (each a “Title Policy”) issued by a title insurer and title agency approved by both Carlyle and MHI (the “Title Company”) for the full value of the Selected Site in question and all proposed Improvements thereon, insuring the applicable Venture as the owner of the Selected Site, subject only to the Permitted Exceptions.

(c) A deed in recordable form transferring fee simple title from the record owner of the applicable Selected Site to the applicable Venture, with no less than a special warranty of title and subject only to the Permitted Exceptions and otherwise in form and substance customary in the jurisdiction in which the Selected Site is located.

(d) A counterpart of the Property Management Agreement for such Project duly executed by or on behalf of the applicable Venture Lessee and the Property Manager in accordance with the terms hereof and the Lessee Operating Agreement.

(e) Evidence of insurance in such amounts as shall be reasonably required by Carlyle or any lender.

(f) A final closing statement (including all prorations and adjustments to the purchase price) approved by Carlyle in writing and executed by MHI as the Managing Member on behalf of the Venture.

(g) A final Business Plan (including a final site plan for the Project), a final Capital Improvement Budget, and a final pro forma operating budget for the Project, in each case approved by Carlyle.

(h) Final loan documents for any Project Loan to be made by a lender in connection with the Project, including, without limitation, all guaranties, indemnities and other documents for which MHI is responsible under the Operating Agreement in connection with such Project.

(i) A fully executed Asset Management Agreement for such Project in accordance with the terms hereof and the Operating Agreement and the Lease Agreement.

(j) A fully executed Lease Agreement for such Project in accordance with the terms hereof, the Operating Agreement and the Lessee Operating Agreement.

(k) Any and all additional documents the Title Company, Carlyle or any lender deem reasonably necessary to the proper formation of the Venture and the acquisition and development of a Selected Site by the Venture, or which are otherwise required by this Agreement.

5.3 Deliveries by Carlyle. At or prior to each Closing, Carlyle will execute and deliver the guaranties, indemnities and other documents for which Carlyle is required to provide under the Operating Agreement and the Lessee Operating Agreement in connection with such Project.

5.4 Initial Capital Contributions. At each Closing, each of MHI, MHI TRS and Carlyle shall fund the applicable portion of their respective Capital Commitments, if any, to the Company and the Lessee as provided in this Agreement, the Operating Agreement and the Lessee Operating Agreement. Except as otherwise agreed by MHI. MHI TRS and Carlyle, the amount of such funding (and the amounts shown in the final closing statement described in Section 5.2(f) above) shall be agreed upon by MHI, MHI TRS and Carlyle at least five (5) business days prior to the applicable Closing Date.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations, Warranties and Covenants of MHI and MHI TRS. MHI and MHI TRS hereby make the following representations, warranties and covenants to Carlyle, which representations, warranties and covenants shall be deemed remade upon the acquisition of any Project by a Venture:

(a) MHI and MHI TRS are limited liability companies duly formed and validly existing under the laws of the State of Delaware, with all requisite power and authority to carry on their business as now being conducted. MHI and MHI TRS have all requisite power and authority to enter into this Agreement, the Operating Agreement and the other agreements contemplated to be entered into by them in connection herewith and to carry out the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement, the Operating Agreement and the other agreements to be entered into by MHI and MHI TRS in connection herewith and therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of MHI and MHI TRS. This Agreement, the Operating Agreement and such other agreements entered into by MHI in connection herewith and therewith have been executed and delivered by a duly authorized officer of MHI and constitute the valid and binding obligations of MHI enforceable against MHI in accordance with the terms hereof and thereof, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. This Agreement, the Lessee Operating Agreement and such other agreements entered into by MHI TRS in connection herewith and therewith have been executed and delivered by a duly authorized officer of MHI TRS and constitute the valid and binding obligations MHI TRS enforceable against MHI in accordance with the terms hereof and thereof, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by MHI and/or MHI TRS do not: (i) violate any decree or judgment of any court or governmental authority that may be applicable to MHI or MHI TRS; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event with or without notice or lapse of time or both would constitute a default) under, any contract or agreement to which MHI or MHI TRS is a party; or (iv) violate or conflict with any provision of the organizational documents of MHI or MHI TRS. Without limiting the generality of the foregoing, neither MHI nor MHI TRS has granted any party other than Carlyle any continuing right of first refusal or similar right with respect to any ROFO Projects.

(d) During the term of this Agreement neither MHI, MHI TRS, any Affiliate of MHI nor any Affiliate of MHI TRS will enter into any contract, agreement or other arrangement or understanding which conflicts with or is inconsistent in any respect with this Agreement.

(e) Neither MHI, MHI TRS, any of their Affiliates nor any Persons having a direct or indirect beneficial interest in MHI, MHI TRS or such Affiliates (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury (“OFAC”) or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States. The monies used to fund

MHI’s investment in the Company or MHI TRS’s investment in the Lessee are not (i) invested for the benefit of, or related in any way to, the government of, or persons within, any country under a U.S. embargo enforced by OFAC or (ii) derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from MHI’s investment in the Company shall not be used to finance any illegal activities.

(f) With respect to any Selected Site, the following representations, warranties and covenants shall be made simultaneously with such Selected Site being conveyed to a Venture, as of the Closing of such Selected Site:

(i) To the knowledge of MHI, no item prepared or reviewed by MHI or its Affiliate which is included in the Investment Package applicable to the Project relating to such Selected Site misstates as of the Closing Date for the applicable Project any material fact or circumstance, or omits to state any material fact or circumstance known to MHI or any of its Affiliates as of such date, regarding the applicable Project. To the knowledge of MHI and its Affiliates no item prepared for MHI or any of its Affiliates by an unrelated third party and included in such Investment Package misstates as of such date any material fact or circumstance, or omits to state any material fact or circumstance, regarding the applicable Project. There is no agreement, understanding or payment obligation with respect to the applicable Project to which MHI or any of its Affiliates is a party or beneficiary that has not been fully disclosed to Carlyle in writing or is not otherwise contemplated pursuant to the terms of this Agreement, the Operating Agreement or the Lessee Operating Agreement.

(ii) The Hotel Purchase Contract relating to such Selected Site or Selected Sites constitutes the entire written agreement executed by MHI or its Affiliate and the seller respecting the acquisition of such Selected Sites that are the subject of such Purchase Contract, and there are no other agreements, oral or written, express or implied or proposed, executed or agreed to by MHI or any of its Affiliates with such seller or any of such seller’s Affiliates with respect to the acquisition of such Selected Sites, except as expressly described in the Hotel Purchase Contract. Neither MHI nor any of its Affiliates is in default under or with respect to such Hotel Purchase Contract, and to the knowledge of MHI no basis exists for any claim of default by the seller against MHI or any of its Affiliates under such Hotel Purchase Contract.

(iii) Neither MHI nor any of its Affiliates has sold, transferred, conveyed, assigned or pledged, or committed or obligated itself in any manner whatsoever to sell, transfer, convey, assign or pledge, any of its rights, titles or interests under the Hotel Purchase Contract relating to such Selected Sites or in or to all or any portion of any of the Projects relating thereto or any interests therein, to any party other than the Company or the respective Venture. MHI has the right to transfer all of its and its Affiliates’ rights, titles and interests under such Purchase Contract to the Company without any consents or approvals that have not been obtained.

(iv) MHI or its Affiliate, as applicable, shall assign to the Company, and the relevant Venture shall assume from the assignor, all of the rights, titles and interests of the buyer/purchaser under the Hotel Purchase Contract relating to such Selected Site or Selected Sites then in existence and any other contracts, licenses, permits, development rights and agreements that pertain to the Selected Site and are held by MHI or any of its Affiliates on terms acceptable to Carlyle, and evidence of such assignment and assumption shall be delivered by MHI concurrently to Carlyle and to the seller with respect to such Hotel Purchase Contract.

(v) Neither MHI, MHI TRS nor any of their Affiliates has any interest in, contractual right to or entitlement to any other hotel site and improvements within the Primary Competitive Set of the Selected Site that has not already been, or is being concurrently, transferred or assigned to the Company or a Venture, except as previously disclosed in the Investment Package and except for an investment in securities which have an indirect interest therein and which are a part (but no more than five percent (5%)) of a class of securities of the issuer thereof which are registered with and traded on a public securities exchange.

(vi)(a) To the knowledge of MHI, all of the documents and other information with respect to the Selected Site (including, without limitation, with respect to the seller, Hotel Purchase Contract and other Material Business Agreements, Net Operating Income (as defined in the Operating Agreement), any operating restrictions or encumbrances on the real or personal property of the Selected Site, Hazardous Substances, and other matters related to such Selected Site), the Company, the relevant Venture, the Project Loan, MHI and its Affiliates and all relevant matters related thereto provided to Carlyle by MHI or any of its Affiliates or agents) (the “Project Information”) have been provided to Carlyle in true and complete form to the extent they are in the possession or control of MHI or any of its Affiliates; (b) MHI has not failed to disclose to Carlyle any document or information in its possession that would be material to the decision of Carlyle to provide Project Approval with respect to a Selected Site or take or refrain from taking any act hereunder; and (c) to the knowledge of MHI, there has been no material change, correction, restatement, modification, supplement or amendment of any of the Project Information for the relevant Venture that has not been provided to Carlyle on or prior to the Closing of the purchase of such Selected Site. As used in this Section 6.1, the phrase “to the knowledge of MHI” means that none of the MHI Principals (as defined in the Operating Agreement) have, or would have after conducting a diligent review, inquiry and examination of all of the written Project Information that is in the possession or control of such individual, any actual knowledge that the statements following such phrase are not true and complete.

(vii) The Investment Package sets forth (i) a true and complete list of each parcel comprising the proposed Sites that either will be owned in fee simple by the applicable Venture or under contract by the Company or one or more of its Ventures, and (ii) the identity of any additional parcels that are neither owned nor under contract as of the date hereof but which are acquisition targets for the Company.

(viii) The execution of the Lease Agreement with respect to the Selected Site will not result in the imposition of any deed, transfer, recording or similar tax or fee.

(g) With respect to any Selected Site which was owned in whole or in part by MHI or any of its Affiliates prior to the applicable Closing Date, the following representations, warranties and covenants shall be made simultaneously with such Selected Site being conveyed to a Venture, as of the Closing of such Selected Site:

(i) MHI shall assign, transfer and convey or cause to be assigned, transferred, or conveyed to the applicable Venture, fee simple title in the real property comprising the Selected Site and any existing Improvements thereon owned by the MHI or its Affiliates with respect to such Site being so transferred.

(ii) Except for the items or matters which have been disclosed in the Title Commitment or Survey delivered to Carlyle, to the knowledge of MHI, there are no easements, encumbrances or other agreements affecting title to, or creating a lien or charge upon, the Site, including, without limitation, any leases, tenancies, licenses or other rights of occupancy or use for all or any portion of the Site.

(iii) The Site is its own separate tax parcel with its own tax identification number, which does not include any property other than the Site. To the knowledge of MHI, there are no assessments or pending assessments affecting or relating to the Site except as disclosed in the Title Commitment previously provided to Carlyle.

(iv) Except as disclosed in the Environmental Studies previously provided to Carlyle, to the knowledge of MHI (i) the Project is in all respects in compliance with all Environmental Laws, (ii) neither the Company, MHI nor any prior owner or prior occupant of the Project, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, use or leakage (whether legal or illegal, accidental or intentional) of Hazardous Substances, at, on, in, under or about the Project, or any portion thereof, and (iii) there is not present at, on, in, under or about the Project, or any portion thereof, any Hazardous Substances, or any structures, fixtures, equipment or other objects or materials containing Hazardous Substances. MHI has, prior to the date hereof, provided to Carlyle a true, correct and complete copy of the Environmental Studies for the Project and of all other environmental reports and information concerning the Project in the possession of MHI or any of its Affiliates.

(v) Except as disclosed in any soils report delivered to Carlyle as part of the Investment Package, to the knowledge of MHI, there are no unusual topographical, soil, subsurface or other geological conditions on the Site. MHI has, prior to the date hereof, provided to Carlyle a true, correct and complete copy of any such soils report and of all other soils and subsurface reports and information concerning the Site in the possession of MHI or any of its Affiliates.

(vi) The zoning district and the relevant zoning or use restrictions of the Site is described in the Investment Package. Except as otherwise set forth in the Investment Package, the Project is not subject to any special zoning districts or areas with overlay regulations. To the knowledge and belief of MHI, the proposed Project is a permitted use of the Site under the current zoning for the Site, and there are no pending zoning or other land-use regulation proceedings nor any proposed change in any applicable zoning or other land-use laws or regulations which could materially, detrimentally affect the proposed Project.

(vii) To the knowledge of MHI, the Project does not currently violate any of the existing Development Restrictions, and the Project can be completed in accordance with the requirements of the Business Plan without violating any of the existing or anticipated Development Restrictions.

(viii) To the knowledge of MHI, all Development Permit Approvals required to complete the Project in accordance with the Development Plan and the Capital Improvement Budget are included in the Investment Package, and either have been obtained and will be acquired by the Company or the applicable Venture with the Project or are obtainable in the normal course within the anticipated time periods set forth in such Investment Package and in the Business Plan and for the anticipated costs set forth in the Capital Improvement Budget. To the knowledge of MHI, the Business Plan accounts for each and every Development Approval which is subject to revocation or renewal and the timing and cost of each step required by the Company or applicable Venture to prevent such revocation or to obtain such renewal prior to the revocation or expiration of the Development Approval. To the knowledge of MHI, the Business Plan also accounts for each and every new Development Approval or modification to an existing Development Approval, and the timing and cost of each step thereof, required for the Property to comply with the terms of the Business Plan. To the knowledge of MHI, MHI has delivered to Carlyle a true, correct and complete copy of the each of the Development Permit Approvals in the Investment Package which have been obtained to date.

(ix) To the knowledge of MHI, all water, sewer, natural gas, electric, telephone, internet communication, cable television (or substantially equivalent television service), drainage facilities and other utilities required by law for the operation of the Project in accordance with the Business Plan (i) are available for connection to the intended Improvements where appropriate, with valid permits, subject only to the payment of applicable tap or hook-up charges or deposits, and (ii) have adequate reserved capacity to service the intended Improvements as set forth in the Business Plan.

(x) To the knowledge of MHI, the Company has not received from any insurer any notice of any matters or conditions on the Project which constitute a defect, inadequacy, non-compliance or default under any insurance policy carried or to be carried by the Company, the applicable Venture or its Affiliates, for the Project, and there is no outstanding matter or condition on, or relating to, the Project which would render any such insurance policies or coverages otherwise provided thereunder void or unenforceable in any respect.

(xi) To the knowledge of MHI, no cause, action, suit or other proceeding is pending or threatened against the Property, the Company or MHI or any of its Affiliates that arises out of the ownership of the Project or that might materially, detrimentally affect (i) the use and operation of the Project as contemplated in the Business Plan or (ii) the value of the Project. Without limiting the generality of the foregoing, there is no action, suit or proceeding under the Bankruptcy Code pending or threatened against MHI or any of its Affiliates.

(xii) Except as approved in writing by Carlyle, there are no loan applications, commitments or other agreements or financing documents to which MHI or any of its Affiliates, or to the knowledge of MHI, the Company or the applicable Venture, is or would be bound regarding any financing for the Project or any Capital Contribution required to be made by MHI under the terms of this Agreement or the Operating Agreement.

(xiii) Neither MHI, MHI TRS nor any of their Affiliates has any interest in, contractual right to or entitlement to any other hotel site and improvements within the Primary Competitive Set of the Project that has not already been transferred or assigned to the Company or one or more of its Ventures except as previously disclosed in the Investment Package for such Project.

6.2 Representations and Warranties of Carlyle. Carlyle hereby makes the following representations and warranties to MHI, which representations and warranties shall be deemed remade upon the acquisition of any Project by a Venture:

(a) Carlyle is a limited liability company duly formed and validly existing under the laws of the State of Delaware, with all requisite power and authority to carry on its business as now being conducted. Carlyle has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Carlyle. This Agreement and such other agreements have been executed and delivered by a duly authorized officer or agent of Carlyle and constitute the valid and binding obligations of Carlyle, enforceable against Carlyle in accordance with the terms hereof and thereof, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Carlyle do not: (i) violate any decree or judgment of any court or governmental authority that may be applicable to Carlyle; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event with or without notice or lapse of time or both would constitute a default) under, any contract or agreement to which Carlyle is a party; or (iv) violate or conflict with any provision of the organizational documents of Carlyle.

ARTICLE 7

MISCELLANEOUS

7.1 Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) by delivering such notice in person to such party, or (c) by Federal Express, United Parcel Service or other nationally recognized overnight courier delivery service. All notices are to be sent to or made at the addresses set forth below:

If to Carlyle, addressed as follows:

The Carlyle Group

1001 Pennsylvania Avenue, Suite 220 South

Washington, D.C. 20004

Attention: Gary Block and Hayden Jones

with a copy to:

Katten Muchin Rosenman LLP

1025 Thomas Jefferson Street, N.W.

East Lobby, Suite 700

Washington, D.C. 20007

Attention: Bruce Kosub and John Muir

If to MHI, addressed as follows:

MHI Hospitality Corporation

4801 Courthouse Street, Suite 201

Williamsburg, Virginia 23188

Attention: Mr. Andrew Sims

with a copy to:

Baker & McKenzie

815 Connecticut Avenue, N.W.

Washington, D.C. 20006

Attention: Tom Egan

All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. By giving written notice thereof, each party to this Agreement shall have the right from time to time to change its address pursuant hereto.

7.2 Expenses. Except as otherwise set forth in the Operating Agreement, each party hereto shall bear its own expenses with respect to entering into this Agreement.

7.3 No Third-Party Beneficiaries. The provisions of this Agreement and the Operating Agreement are solely for the benefit of the parties hereto and thereto and no other party shall be entitled to any benefit by virtue hereof or thereof as a third party beneficiary or under any other theory.

7.4 No Assignment. No party to this Agreement shall have the right to assign any right or obligation under this Agreement to any other Person, without the prior written consent of the other parties, except that either party may assign its rights, but not its obligations hereunder, to an Affiliate; provided that the assigning party shall not be relieved of any of its obligations hereunder as a result of any such assignment.

7.5 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signature of either party to any of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

7.6 Amendments. This Agreement may be amended, modified or supplemented but only in a writing signed by all of the parties hereto.

7.7 Validity. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those with respect to which it is held invalid shall not be affected thereby and shall continue to be binding and in force.

7.8 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

7.9 Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

7.10 Binding Effect. Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.

7.11 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other agreements contemplated hereby, including, without limitation, the Operating Agreement, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

7.12 Remedies Not Exclusive. Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

7.13 Approvals in Writing. All approvals required by Carlyle hereunder shall be in writing and shall be at Carlyle’s sole and absolute discretion unless otherwise specified in this Agreement and all approvals required by MHI hereunder shall be in writing and shall be at MHI’s sole and absolute discretion unless otherwise specified in this Agreement.

7.14 Costs of Enforcement. In the event of any action or proceeding brought by any party against another under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision.

[Signature page follows]

SIGNATURE PAGE TO PROGRAM AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRP/MHI HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ Gary E. Block
Gary E. Block, Vice President

MHI HOTEL INVESTMENTS HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	Managing Member

MHI HOSPITALITY TRS II, LLC, a Delaware limited liability company

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	Managing Member

MHI/CARLYLE HOTEL INVESTMENT PROGRAM I, L.L.C.,
a Delaware limited liability company

By:	CRP/MHI HOLDINGS, L.L.C., a Delaware limited liability company

	By:	/s/ Gary E. Block
Gary E. Block, Vice President

By:	MHI HOTEL INVESTMENTS HOLDINGS LLC, a Delaware limited liability company

	By:	/s/ Andrew M. Sims
	Name:	Andrew M. Sims
	Title:	Managing Member

MHI/CARLYLE HOTEL LESSEE PROGRAM I, L.L.C.,
a Delaware limited liability company

By:	CRP/MHI HOLDINGS, L.L.C., a Delaware limited liability company

	By:	/s/ Gary E. Block
	Name:	Gary E. Block
	Title:	Vice President

By:	MHI HOSPITALITY TRS II, L.L.C., a Delaware limited liability company

	By:	/s/ Andrew M. Sims
	Name:	Andrew M. Sims
	Title:	Managing Member

SCHEDULE OF EXHIBITS

Exhibit A	Form of Investment Return Summary

Exhibit B	Form of Property Management Agreement

Exhibit C	Parameters for ROFO Project

Exhibit D	Form of Capital Improvement Budget

Exhibit E	Form of Business Plan

Exhibit F	Investment Package

Exhibit G	Form of Assignment of Hotel Purchase Contract

Exhibit H	Form of Asset Management Agreement

EXHIBIT A

Form of Investment Return Summary

[Attached]

EXHIBIT B

Form of Property Management Agreement

[Attached]

EXHIBIT C

Parameters for ROFO Projects

ROFO Projects shall include all lodging and lodging related projects (including, without limitation, any mixed-use project which includes a hotel, any hotel condominium or time share) in excess of Thirty Million Dollars ($30,000,000) in total capitalization available to MHI or any Affiliate thereof in which MHI or any of its Affiliates is interested in pursuing, or actually does pursue and/or obtain, an ownership or performance-based earnings interest; provided, however, that ROFO Projects shall not include any lodging or lodging related project or asset owned by MHI or any of its Affiliates as of the Effective Date or any lodging related asset or project under contract to MHI or any of its Affiliates on the Effective Date or any lodging or lodging related assets or projects identified or originated by Coakley & Williams Hotel Management Company or any of its affiliates prior to or following the Effective Date.

EXHIBIT D

Form of Capital Improvement Budget

[Attached]

EXHIBIT E

Form of Business Plan

[Attached]

EXHIBIT F

Investment Package

(1) A description of the Project as it currently exists (including, without limitation, a description of its location, current facilities, number of rooms, number of employees, operating history and related information) and a description of the proposed Improvements or operational changes to the Project, including attaching any proposed Plans for the Project.

(2) The amount of the MHI Capital Commitment which MHI will commit to funding if the Project is approved by Carlyle which amount will be set forth in the sources and uses section of the Capital Improvement Budget (as defined below).

(3) A complete copy of the Hotel Purchase Contract including all exhibits and other attachments and amendments and modifications (and including information on any ground lease, if applicable), or a letter of intent granting MHI or its Affiliate the exclusive right, for a reasonable period of time, to negotiate a purchase and sale agreement for the purchase of the Property on terms consistent with the letter of intent.

(4) A summary of the expected material terms of the applicable Project Loan, and any potential lender termsheets then available.

(5) A pro forma income and expense statement with a line-by-line cost savings analysis, and an investment return summary in the form attached to this Agreement as Exhibit A.

(6) A detailed competitive room rate and occupancy analysis and an analysis of sales of recent comparable hotel projects. A detailed marketing report, which at least sets forth a list of existing and prospective cross-marketing parties (such as airlines, travel agencies, tour and holiday package providers, time-share resorts, etc.), a description of anticipated room rates and service charges, the anticipated or actual date of bookings and vacancies, and the marketing expenses, rebates, discounts and concessions over the applicable fiscal periods.

(7) A detailed Capital Improvement Budget for such Site in substantially the form attached to this Agreement as Exhibit D (a “Capital Improvement Budget”), and a Business Plan for the Project in substantially the form attached to this Agreement as Exhibit E.

(8) A survey of the hotel market and demographic information for the location in which the Site is located and which hotels are in the Projects competitive set.

(9) A summary of any required governmental or other approvals known to MHI, together with a projected timeline for obtaining such approvals.

(10) An MAI appraisal of the Project.

(11) A property condition report, including photographs of the Project

(12) Copies of real estate tax invoices for the current tax year and the two prior years together with projections of taxes on the Project going forward, as available (including any projected tax rollbacks, credits or reductions)

(13) All environmental, geotechnical, wetlands and archaeological investigations of the Selected Site in the possession of MHI (collectively, the “Environmental Studies”)

(14) A current title report or commitment, issued by the Title Company, showing all matters of record with respect to the Site that would be an exception to such commitment (including legible copies of all such recorded documents evidencing matters of record or otherwise noted as an exception to such commitment) with respect to the Project (the “Title Commitment”).

(15) An ALTA/ACSM Class A survey (or the customary equivalent in the jurisdiction in which the Project is located) (the “Survey”).

(16) Evidence that the zoning classification of the Project permits the intended use of the Project or if not, that any required zoning variances are available to the Venture along with a timeline for obtaining such required zoning variances, together with evidence that there are no outstanding zoning or permit violations (the “Zoning Evidence”).

(17) A detailed description of all material staffing and employment related issues and incentives.

(18) An estimated due diligence and Project Completion time line.

(19) All other material information received by or known to MHI in connection with such Site.

EXHIBIT G

Form of Assignment of Hotel Purchase Contract

[Attached]

EXHIBIT H

Form of Asset Management Agreement

[Attached]